Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-227938) on Form S-8 of our report dated April 29, 2024, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to lack of sufficient US GAAP knowledge by the financial reporting personnel regarding consolidated statements of cash flows classification and consolidated financial statements presentation, as to which the date is December 05, 2024, with respect to the consolidated financial statements of X Financial and our report dated April 29, 2024, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to lack of sufficient US GAAP knowledge by financial reporting personnel regarding consolidated statements of cash flows classification and consolidated financial statements presentation, as to which the date is December 05, 2024, with respect to the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Shenzhen, China

December 05, 2024